Exhibit 3.1

THIRD AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FRONTIER OIL CORPORATION

(Pursuant to Section 17-16-202 of the
Wyoming Business Corporation Act)

FRONTIER OIL CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the Wyoming Business Corporation Act (the “WBCA”), does hereby certify as follows:

FIRST:	The name of the Corporation is “Frontier Oil Corporation.”

SECOND:
The prior Restated Articles of Incorporation of the Corporation were filed in the Office of the Secretary of State of the State of Wyoming (the “Secretary of State”) on August 10, 1987 under the name “Wainoco Oil Corporation.”

THIRD:
These Third Amended and Restated Articles of Incorporation, which restate, integrate and further amend the Second Amended and Restated Articles of Incorporation of the Corporation, as amended, were duly adopted in accordance with Section 17-16-1003 of the WBCA.

FOURTH:	These Third Amended and Restated Articles of Incorporation shall become effective on July 1, 2011 at 12:01 a.m. MT.

FIFTH:	The Second Amended and Restated Articles of Incorporation of the Corporation, as amended, are hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is “Frontier Oil Corporation” (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Corporation in the State of Wyoming is 1720 Carey Avenue, Cheyenne, Wyoming 82001, and the name of its registered agent in this state at such address is CT Corporation System.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is to engage in any and all lawful business and activities for which corporations may be organized under the Wyoming Business Corporation Act (“WBCA”).

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital.

The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is 1,000 shares  of Common Stock no par value.

Section 4.2 Common Stock.

(a) The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of holders of shares of Common Stock of the Corporation and shall be entitled to one vote for each share of Common Stock held.

(b) The holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.  For purposes of this paragraph (c), a liquidation, dissolution or winding-up of the Corporation shall not be deemed to be occasioned by or to include (i) any consolidation or merger of the Corporation with or into another corporation or other entity or (ii) a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

ARTICLE V

DIRECTORS

Section 5.1 Number and Term.

The number of directors of the Corporation shall from time to time be fixed exclusively by the bylaws of the Corporation, as the same may be amended from time to time (the “Bylaws”).

Section 5.2 Limitation of Personal Liability.

To the fullest extent now or hereafter permitted by the WBCA, no person who is or was a director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 17-16-833 of the WBCA, or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Section 5.2 shall apply to or have any effect on the liability of any director for or with respect to acts or omissions occurring prior to such amendment or repeal.

ARTICLE VI

BYLAWS

The Board of Directors is expressly authorized and empowered to adopt, alter, amend or repeal the Bylaws but only by the affirmative vote of a majority of the number of directors then in office.

ARTICLE VII

INDEMNIFICATION; INSURANCE

Section 7.1 Indemnification of Directors and Officers.

The Corporation shall indemnify, to the fullest extent permitted by applicable law (as now or hereafter in effect) and pursuant to the Bylaws, each person who is or was a director or officer of the Corporation, and may indemnify each employee and agent of the Corporation and all other persons whom the Corporation is authorized to indemnify under the provisions of the WBCA, from and against all expenses, liabilities or other matters arising out of or in any way related to their status as such or their acts, omissions or services rendered in such capacities.

Section 7.2 Insurance.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, these Third Amended and Restated Articles of Incorporation have been executed for and on behalf and in the name of the Corporation by its duly authorized officer on June 28, 2011.

FRONTIER OIL CORPORATION

By:	/s/ Michael C. Jennings
Michael C. Jennings
President & Chief Executive Officer